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                                                                    EXHIBIT 23.2




                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois


We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-68800) and on Form S-8 (333-49990) of West Pointe Bancorp, Inc. of our Report of Independent Auditors, dated February 13, 2004, on the consolidated balance sheet of West Pointe Bancorp, Inc. as of December 31, 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended, which report is incorporated by reference in the Annual Report on Form 10-K of West Pointe Bancorp, Inc. for the year ended December 31, 2003.




                                         /s/ Crowe Chizek and Company LLC
                                         Crowe Chizek and Company LLC

Indianapolis, Indiana
March 25, 2004